Exhibit 8.1

Details of the subsidiaries of GeoPark as of December 31, 2017 are set out below:

Name	Jurisdiction
GeoPark Argentina Limited	Bermuda
GeoPark Argentina Limited – Argentinean Branch	Argentina
GeoPark Latin America Limited	Bermuda
GeoPark Latin America Limited – Agencia en Chile	Chile
GeoPark S.A.	Chile
GeoPark Brazil Exploração y Produção de Petróleo e Gás Ltda.	Brazil
GeoPark Chile S.A.	Chile
GeoPark Fell S.p.A.	Chile
GeoPark Magallanes Limitada	Chile
GeoPark TdF S.A.	Chile
GeoPark Colombia S.A.	Chile
GeoPark Colombia SAS	Colombia
GeoPark Latin America S.L.U.	Spain
GeoPark Colombia Coöperatie U.A.	The Netherlands
GeoPark S.A.C.	Peru
GeoPark Perú S.A.C.	Peru
GeoPark Operadora del Perú S.A.C.	Peru
GeoPark Peru S.L.U.	Spain
GeoPark Brazil S.L.U.	Spain
GeoPark Colombia E&P S.A.	Panama
GeoPark Colombia E&P Sucursal Colombia	Colombia
GeoPark Mexico S.A.P.I. de C.V.	Mexico
Ogarrio E&P S.A.P.I. de C.V.	Mexico
GeoPark (UK) Limited	United Kingdom